Exhibit 2.2

Description of Rights of each Class of Securities

Registered under Section 12 of the Securities Exchange Act of 1934 (the “Exchange Act”)

Sony Group Corporation is a joint stock corporation (Kabushiki Kaisha) incorporated in Japan under the Companies Act (Kaishaho) of Japan. It is registered in the Commercial Register (Shogyo Tokibo) maintained by the Minato Branch Office of the Tokyo Legal Affairs Bureau.

American Depositary Shares (“ADSs”), each representing one (1) share of common stock (“Share”) of Sony Group Corporation, are listed and traded on the New York Stock Exchange, or the NYSE, under the symbol “SONY,” and in connection with this listing (but not for trading), the Shares are registered under Section 12(b) of the Exchange Act. This exhibit contains a description of the rights of (i) the holders of Shares and (ii) the holders of ADSs. Shares underlying the ADSs are held by JPMorgan Chase Bank, N.A. (“JPMorgan”), as depositary, and holders of ADSs are not treated as holders of Shares.

I. Description of Common Shares

Unless indicated otherwise, set forth below is information concerning the shares of Sony Group Corporation’s capital stock, including brief summaries of the relevant provisions of Sony Group Corporation’s Articles of Incorporation and Share Handling Regulations, currently in effect, and of the Companies Act and related regulations. Because it is a summary, this discussion should be read together with Sony Group Corporation’s Articles of Incorporation and Share Handling Regulations. Capitalized terms used but not defined herein have the meanings given to them in Sony Group Corporation’s annual report on Form 20-F for the fiscal year ended March 31, 2025.

General

The central book-entry transfer system for shares of Japanese listed companies under the Act Concerning Book-entry Transfer of Corporate Bonds, Shares, etc. (including regulations promulgated thereunder, “Book-entry Transfer Act”) is applied to the shares of Common Stock of Sony Group Corporation. Under this system, shares of all Japanese companies listed on any Japanese stock exchange are dematerialized, and shareholders must have accounts at account management institutions to hold their shares unless such shareholder has an account at Japan Securities Depository Center, Inc. (“JASDEC”). “Account management institutions” are financial instruments traders (i.e., securities companies), banks, trust companies and certain other financial institutions that meet the requirements prescribed by the Book-entry Transfer Act. Transfer of the shares of Common Stock of Sony Group Corporation is effected exclusively through entry in the records maintained by JASDEC and the account management institutions, and title to the shares passes to the transferee at the time when the transfer of the shares is recorded at the transferee’s account at an account management institution. The holder of an account at an account management institution is presumed to be the legal holder of the shares recorded in such account.

Under the Companies Act and the Book-entry Transfer Act, in order to assert shareholders’ rights against Sony Group Corporation, a shareholder of shares must have its name and address registered in Sony Group Corporation’s register of shareholders. Under the central book-entry transfer system operated by JASDEC, shareholders shall notify the relevant account management institutions of certain information prescribed under the Book-entry Transfer Act or Sony Group Corporation’s Share Handling Regulations, including their names and addresses, and the registration on Sony Group Corporation’s register of shareholders is updated upon receipt by Sony Group Corporation of necessary information from JASDEC (as described in “Record date”). On the other hand, in order to assert, against Sony Group Corporation, shareholders’ rights to which shareholders are entitled, regardless of whether such shareholder held shares on the requisite record date, such as minority shareholders’ rights, including the right to propose a matter to be considered at a General Meeting of Shareholders, except for shareholders’ rights to request that Sony Group Corporation purchase or sell shares constituting less than a full unit (as described in “Unit share system”), JASDEC shall, upon the shareholder’s request, issue a notice of certain information, including the name and address of such shareholder, to Sony Group Corporation.

Thereafter, such shareholder is required to present Sony Group Corporation a receipt of the notice request in accordance with the Sony Group Corporation’s Share Handling Regulations. Under the Book-entry Transfer Act, the shareholder shall exercise such shareholders’ right within four weeks after the notice above has been given to Sony Group Corporation.

Mitsubishi UFJ Trust and Banking Corporation is the transfer agent for Sony Group Corporation’s capital stock. As such, it keeps Sony Group Corporation’s register of shareholders in its office at 4-5, Marunouchi 1-chome, Chiyoda-ku, Tokyo.

Non-resident shareholders are required to appoint a standing proxy in Japan or file notice of a mailing address in Japan. Notices from Sony Group Corporation to non-resident shareholders are delivered to such standing proxies or mailing address. Japanese securities companies and commercial banks customarily act as standing proxies and provide related services for standard fees. The recorded holder of deposited shares underlying the ADSs is the depositary for the ADSs. Accordingly, holders of ADSs will not be able to directly assert shareholders’ rights against Sony Group Corporation.

Authorized capital

Under the Articles of Incorporation of Sony Group Corporation, Sony Group Corporation may only issue shares of Common Stock. Sony Group Corporation’s Articles of Incorporation provide that the total number of shares authorized to be issued by Sony Group Corporation is 3.6 billion shares.

All shares of capital stock of Sony Group Corporation have no par value. All issued shares are fully-paid and non-assessable.

Distribution of Surplus

Distribution of Surplus — General

Under the Companies Act, distributions of cash or other assets by joint stock corporations to their shareholders, so called “dividends,” are referred to as “distributions of Surplus” (“Surplus” is defined in “— Restriction on distribution of Surplus”). Sony Group Corporation may make distributions of Surplus to shareholders any number of times per business year, subject to certain limitations described in “— Restriction on distribution of Surplus.” Distributions of Surplus are required in principle to be authorized by a resolution of a General Meeting of Shareholders, but Sony Group Corporation may authorize distributions of Surplus by a resolution of the Board of Directors as long as its non-consolidated annual financial statements and certain documents for the last business year present fairly its assets and profit or loss, as required by ordinances of the Ministry of Justice.

Distributions of Surplus may be made in cash or in kind in proportion to the number of shares of Common Stock held by each shareholder. A resolution of the Board of Directors or a General Meeting of Shareholders authorizing a distribution of Surplus must specify the kind and aggregate book value of the assets to be distributed, the manner of allocation of such assets to shareholders, and the effective date of the distribution. If a distribution of Surplus is to be made in kind, Sony Group Corporation may, pursuant to a resolution of the Board of Directors or (as the case may be) a General Meeting of Shareholders, grant a right to the shareholders to require Sony Group Corporation to make such distribution in cash instead of in kind. If no such right is granted to shareholders, the relevant distribution of Surplus must be approved by a special resolution of a General Meeting of Shareholders (refer to “Voting rights” with respect to a “special resolution”).

Under the Articles of Incorporation of Sony Group Corporation, year-end dividends and interim dividends may be distributed in cash to shareholders appearing in Sony Group Corporation’s register of shareholders as of March 31 and September 30 each year, respectively, in proportion to the number of shares of Common Stock held by each shareholder following approval by the Board of Directors or (as the case may be) the General Meeting of Shareholders. Sony Group Corporation is not obliged to pay any dividends in cash unclaimed for a period of five years after the date on which they first became payable.

In Japan, the ex-dividend date and the record date for dividends precede the date of determination of the amount of the dividends to be paid. The price of the shares of Common Stock generally goes ex-dividend on the business day immediately prior to the record date (or if the record date is not a business day, the second business day prior thereto).

Distribution of Surplus — Restriction on distribution of Surplus

In making a distribution of Surplus, Sony Group Corporation must, until the sum of its additional paid-in capital and legal reserve reaches one quarter of its stated capital, set aside in its additional paid-in capital and/or legal reserve an amount equal to one-tenth of the amount of Surplus so distributed.

The amount of Surplus at any given time must be calculated in accordance with the following formula:

A + B + C + D—(E + F + G)

In the above formula:

“A” =	the total amount of other capital surplus and other retained earnings, each such amount being that appearing on the non-consolidated balance sheet as of the end of the last business year

“B” =

(if Sony Group Corporation has disposed of its treasury stock after the end of the last business year) the amount of the consideration for such treasury stock received by Sony Group Corporation less the book value thereof

“C” =

(if Sony Group Corporation has reduced its stated capital after the end of the last business year) the amount of such reduction less the portion thereof that has been transferred to additional paid-in capital or legal reserve (if any)

“D” =

(if Sony Group Corporation has reduced its additional paid-in capital or legal reserve after the end of the last business year) the amount of such reduction less the portion thereof that has been transferred to stated capital (if any)

“E” =	(if Sony Group Corporation has cancelled its treasury stock after the end of the last business year) the book value of such treasury stock

“F” =	(if Sony Group Corporation has distributed Surplus to its shareholders after the end of the last business year) the total book value of the Surplus so distributed

“G” =

certain other amounts set forth in ordinances of the Ministry of Justice, including (if Sony Group Corporation has reduced Surplus and increased its stated capital, additional paid-in capital or legal reserve after the end of the last business year) the amount of such reduction and (if Sony Group Corporation has distributed Surplus to the shareholders after the end of the last business year) the amount set aside in additional paid-in capital or legal reserve (if any) as required by ordinances of the Ministry of Justice.

The aggregate book value of Surplus distributed by Sony Group Corporation may not exceed a prescribed distributable amount (the “Distributable Amount”), as calculated on the effective date of such distribution. The Distributable Amount at any given time shall be equal to the amount of Surplus less the aggregate of the following:

(a)	the book value of its treasury stock;

(b)	the amount of consideration for any of treasury stock disposed of by Sony Group Corporation after the end of the last business year; and

(c)

certain other amounts set forth in ordinances of the Ministry of Justice, including (if the sum of one-half of goodwill and the deferred assets exceeds the total of stated capital, additional paid-in capital and legal reserve, each such amount being that appearing on the non-consolidated balance sheet as of the end of the last business year) all or certain part of such exceeding amount as calculated in accordance with ordinances of the Ministry of Justice.

As Sony Group Corporation has become a company with respect to which consolidated balance sheets should also be considered in the calculation of the Distributable Amount (renketsu haito kisei tekiyo kaisha), Sony Group Corporation must further deduct from the amount of Surplus the excess amount, if any, of (x) the total amount of stockholders’ equity appearing on the non-consolidated balance sheet as of the end of the last business year and certain other amounts set forth by an ordinance of the Ministry of Justice over (y) the total amount of stockholders’ equity and certain other amounts set forth by an ordinance of the Ministry of Justice appearing on the consolidated balance sheet as of the end of the last business year.

If Sony Group Corporation has prepared interim financial statements as described below, and if such interim financial statements have been approved by the Board of Directors or (if so required by the Companies Act) by a General Meeting of Shareholders, then the Distributable Amount must be adjusted to take into account the amount of profit or loss, and the amount of consideration for any of the treasury stock disposed of by Sony Group Corporation, during the period in respect of which such interim financial statements have been prepared. Sony Group Corporation may prepare non-consolidated interim financial statements consisting of a balance sheet as of any date subsequent to the end of the last business year and an income statement for the period from the first day of the current business year to the date of such balance sheet. Interim financial statements so prepared by Sony Group Corporation must be audited by the Audit Committee and the independent auditor, as required by the Companies Act and in accordance with the details prescribed by ordinances of the Ministry of Justice.

Capital and reserves

Sony Group Corporation may generally reduce its additional paid-in capital or legal reserve by resolution of a General Meeting of Shareholders and, if so decided by the same resolution, may account for the whole or any part of the amount of such reduction as stated capital. On the other hand, Sony Group Corporation may generally reduce its stated capital by a special shareholders’ resolution (as defined in “Voting rights”) and, if so decided by the same resolution, may account for the whole or any part of the amount of such reduction as additional paid-in capital. In addition, Sony Group Corporation may reduce its Surplus and increase either (i) stated capital or (ii) additional paid-in capital and/or legal reserve by the same amount, in either case by resolution of a General Meeting of Shareholders.

Stock splits

Sony Group Corporation may at any time split shares in issue into a greater number of shares at the determination of the CEO, and may amend its Articles of Incorporation to increase the number of the authorized shares to be issued to allow such stock split pursuant to a resolution of the Board of Directors or a determination by a Corporate Executive Officer to whom the authority to make such determination has been delegated by a resolution of the Board of Directors, rather than relying on a special shareholders’ resolution, which is otherwise required for amending the Articles of Incorporation.

When a stock split is to be made, Sony Group Corporation must give public notice of the stock split, specifying the record date thereof, at least two weeks prior to such record date. Under the central book-entry transfer system operated by JASDEC, Sony Group Corporation must also give notice to JASDEC regarding a stock split at least two weeks prior to the relevant effective date of the stock split. On the effective date of the stock split, the numbers of shares recorded in all accounts held by Sony Group Corporation’s shareholders at account managing institutions or JASDEC will be increased in accordance with the applicable ratio.

Consolidation of shares

Sony Group Corporation may at any time consolidate issued shares into a smaller number of shares by a special shareholders’ resolution. When a consolidation of shares is to be made, Sony Group Corporation must give public notice or notice to each shareholder at least two weeks prior to the effective date of the consolidation of shares. Under the central book-entry transfer system operated by JASDEC, Sony Group Corporation must also give notice to JASDEC regarding a consolidation of shares at least two weeks prior to the effective date of the consolidation of shares. On the effective date of the consolidation of shares, the numbers of shares recorded in all accounts held by Sony Group Corporation’s shareholders at account managing institutions or JASDEC will be decreased in accordance with the applicable ratio. Sony Group Corporation must disclose the reason for the consolidation of shares at a General Meeting of Shareholders.

General Meeting of Shareholders

The Ordinary General Meeting of Shareholders of Sony Group Corporation for each business year is normally held in June of each year in Tokyo, Japan. In addition, Sony Group Corporation may hold an Extraordinary General Meeting of Shareholders whenever necessary by giving notice thereof at least two weeks prior to the date set for the meeting.

Notice of a shareholders’ meeting setting forth the place, time and purpose thereof must be mailed to each shareholder having voting rights (or, in the case of a non-resident shareholder, to such shareholder’s resident proxy or mailing address in Japan) at least two weeks prior to the date set for the meeting. Under the Companies Act, such notice may be given to shareholders by electronic means, subject to obtaining the consent of the relevant shareholders. The record date for voting rights at an Ordinary General Meeting of Shareholders is March 31 of each year.

Pursuant to the amendments to the Companies Act, effective as of September 1, 2022, which apply to all Japanese listed companies, including Sony Group Corporation, and the amendments to the Articles of

Incorporation approved at the General Meeting of Shareholders held on June 28, 2022, Sony Group Corporation takes measures to electronically provide to its shareholders (“Electronic Provision”) the contents of reference materials for a General Meeting of Shareholders, etc. effective for its General Meetings of Shareholders held on or after March 1, 2023.

In accordance with the Electronic Provision amendment, notice of a shareholders meeting must set forth the contents of reference materials for a General Meeting of Shareholders, etc. to be provided by way of Electronic Provision and the URL of the website used for Electronic Provision, in addition to the place, time and purpose of the meeting. The contents of reference materials for a General Meeting of Shareholders, etc. must be posted on the website from the earlier of the date three weeks prior to the date set for the meeting or the date on which the notice of the shareholders meeting is dispatched until the date on which three months have elapsed from the meeting. Any shareholder (other than those shareholders consenting to receipt of notice of shareholders’ meeting by electronic means) is entitled to request printed paper copies of the contents of reference materials for a General Meeting of Shareholders, etc. by the record date for voting rights at the relevant General Meeting of Shareholders.

Any shareholder or group of shareholders holding at least 3% of the total number of voting rights for a period of six months or more may require the convocation of a General Meeting of Shareholders for a particular purpose. Unless such a shareholders’ meeting is convened promptly or a convocation notice of a meeting that is to be held no later than eight weeks from the day of such request is dispatched, the shareholder requesting the holding of the meeting may, upon obtaining a court’s approval, convene such a shareholders’ meeting.

Any shareholder or group of shareholders holding at least 300 voting rights or 1% of the total number of voting rights for a period of six months or more may propose a matter to be considered at a General Meeting of Shareholders by submitting a written request to Sony Group Corporation at least eight weeks prior to the date set for such meeting, provided that Sony Group Corporation may limit the number of such matters requested by each shareholder to 10.

If the Articles of Incorporation so provide, any of the minimum voting rights or percentages, time periods and number of voting rights necessary for exercising the minority shareholder rights described above may be decreased or shortened. Sony Group Corporation’s Articles of Incorporation currently do not include any such provisions.

Voting rights

So long as Sony Group Corporation maintains the unit share system, a holder of shares constituting one or more units is entitled to one vote for each such unit of stock (refer to “Unit share system” below; currently 100 shares constitute one unit), except that no voting rights with respect to shares of capital stock of Sony Group Corporation are afforded to Sony Group Corporation or any corporate or certain other entities more than one-quarter of the total voting rights of which are directly or indirectly held by Sony Group Corporation. If Sony Group Corporation eliminates from its Articles of Incorporation the provisions relating to units of stock, holders of capital stock will have one vote for each share they hold. Except as otherwise provided by law or by the Articles of Incorporation of Sony Group Corporation, a resolution can be adopted at a General Meeting of Shareholders by a majority of the number of voting rights of all the shareholders represented at the meeting. The Companies Act and Sony Group Corporation’s Articles of Incorporation provide, however, that the quorum for the election of Directors shall be one-third of the total number of voting rights of all the shareholders. Sony Group Corporation’s shareholders are not entitled to cumulative voting in the election of Directors. Shareholders may cast their votes in writing and may also exercise their voting rights through proxies, provided that the proxies are also shareholders holding voting rights. Shareholders may also exercise their voting rights by electronic means pursuant to the method designated by Sony Group Corporation.

The Companies Act and the Articles of Incorporation of Sony Group Corporation provide that in order to amend the Articles of Incorporation and in certain other instances, including:

(1)	acquisition of its own shares from a specific party other than its subsidiaries;

(2)	consolidation of shares;

(3)

any offering of new shares or existing shares held by Sony Group Corporation as treasury stock at a “specially favorable” price (or any offering of stock acquisition rights to acquire shares of capital stock, or bonds with stock acquisition rights on “specially favorable” conditions) to any persons other than shareholders;

(4)	the exemption of liability of a Director, Corporate Executive Officer or independent auditor with certain exceptions;

(5)	a reduction of stated capital with certain exceptions;

(6)	a distribution of in-kind dividends which meets certain requirements;

(7)	dissolution, merger, consolidation, or corporate split with certain exceptions;

(8)	the transfer of the whole or a material part of the business;

(9)	the transfer of the whole or a part of the shares or equity interests in a subsidiary which meets certain requirements;

(10)	the taking over of the whole of the business of any other corporation with certain exceptions;

(11)	share exchange or share transfer for the purpose of establishing 100% parent-subsidiary relationships with certain exceptions; or

(12)	partial share exchange for the purpose of establishing parent-subsidiary relationships with certain exceptions,

the quorum shall be one-third of the total number of voting rights of all the shareholders, and the approval by at least two-thirds of the number of voting rights of all the shareholders represented at the meeting is required (the “special shareholders’ resolutions”).

Issue of additional shares and pre-emptive rights

Holders of Sony Group Corporation’s shares of capital stock have no pre-emptive rights under its Articles of Incorporation. Authorized but unissued shares may be issued, or existing shares held by Sony Group Corporation as treasury stock may be transferred, at such times and upon such terms as the Board of Directors or the CEO determines, subject to the limitations as to the offering of new shares or transfer of existing shares held by Sony Group Corporation as treasury stock at a “specially favorable” price mentioned under “Voting rights” above.

In the case of an issuance of shares (including a transfer of existing shares held by Sony Group Corporation as treasury stock) or stock acquisition rights whereby any subscriber will hold more than 50% of the voting rights of all shareholders, generally Sony Group Corporation shall give public notice at least two weeks prior to the payment date for such issuance, and if shareholders who hold one-tenth or more of the voting rights of all shareholders dissent from the issuance of shares or stock acquisition rights, the approval by a resolution of a General Meeting of Shareholders is generally required before the payment date pursuant to the Companies Act. In addition, in the case of an issuance of shares (including a transfer of existing shares held by Sony Group Corporation as treasury stock) or stock acquisition rights by way of an allotment to a third party which would dilute the outstanding voting shares by 25% or more or change the controlling shareholder, in addition to a resolution of the Board of Directors or a determination by the CEO, the approval of the shareholders or an affirmative vote from a person independent of the management is generally required pursuant to the rules of the TSE. The Board of Directors or the CEO may, however, determine that shareholders shall be given subscription rights regarding a particular issue of new shares, in which case such rights must be given on uniform terms to all shareholders as of a record date of which not less than two weeks’ prior public notice is given. Each of the shareholders to whom such rights are given must also be given notice of the expiry thereof at least two weeks prior to the date on which such rights expire.

Subject to certain conditions, Sony Group Corporation may issue stock acquisition rights by a resolution of the Board of Directors or a determination by the CEO. Holders of stock acquisition rights may exercise their rights to acquire a certain number of shares within the exercise period as prescribed in the terms of their stock acquisition rights. Upon exercise of stock acquisition rights, Sony Group Corporation will be obliged to issue the relevant number of new shares or alternatively to transfer the necessary number of treasury stock held by it.

In cases where a particular issue of new shares or stock acquisition rights (i) violates laws and regulations or Sony Group Corporation’s Articles of Incorporation, or (ii) will be performed in a materially unfair manner, and shareholders may suffer disadvantages therefrom, such shareholders may file an injunction to enjoin such issue with a court.

Liquidation rights

In the event of a liquidation of Sony Group Corporation, the assets remaining after payment of all debts, liquidation expenses and taxes will be distributed among the holders of shares of Common Stock in proportion to the respective numbers of shares of Common Stock held.

Record date

March 31 is the record date for Sony Group Corporation’s year-end dividends, if declared. So long as Sony Group Corporation maintains the unit share system, shareholders who are registered as the holders of one or more unit of stock in Sony Group Corporation’s register of shareholders at the end of each March 31 are also entitled to exercise shareholders’ rights at the Ordinary General Meeting of Shareholders with respect to the business year ending on such March 31. September 30 is the record date for interim dividends, if declared. In addition, Sony Group Corporation may set a record date for determining the shareholders entitled to other rights and for other purposes by giving at least two weeks’ prior public notice.

JASDEC is required to promptly give Sony Group Corporation notice of the names and addresses of Sony Group Corporation’s shareholders, the numbers of shares of Common Stock held by them and other relevant information as of such respective record dates.

The price of shares generally goes ex-dividends or ex-rights on Japanese stock exchanges on the business day immediately prior to a record date (or if the record date is not a business day, the second business day prior thereto), for the purpose of dividends or rights offerings.

Acquisition by Sony Group Corporation of its capital stock

Under the Companies Act and the Articles of Incorporation of Sony Group Corporation, Sony Group Corporation may acquire shares of Common Stock (i) from a specific shareholder other than any of its subsidiaries (pursuant to the special shareholders’ resolution), (ii) from any of its subsidiaries (pursuant to a determination by the CEO as delegated by the Board of Directors), or (iii) by way of purchase on any Japanese stock exchange on which Sony Group Corporation’s shares of Common Stock are listed or by way of tender offer (pursuant to a resolution of the Board of Directors, as long as its non-consolidated annual financial statements and certain documents for the last business year present fairly its assets and profit or loss, as required by ordinances of the Ministry of Justice).

In the case of (i) above, any other shareholder may make a request to Sony Group Corporation that such other shareholder be included as a seller in the proposed purchase, provided that no such right will be available if the purchase price or any other consideration to be received by the relevant specific shareholder will not exceed the last trading price of the shares on the relevant stock exchange on the day immediately preceding the date on which the resolution mentioned in (i) above was adopted (or, if there is no trading in the shares on the stock exchange or if the stock exchange is not open on such day, the price at which the shares are first traded on such stock exchange thereafter).

The total amount of the purchase price of shares of Common Stock may not exceed the Distributable Amount, as described in “Distribution of Surplus — Distributions of Surplus — Restriction on distribution of Surplus.”

Shares acquired by Sony Group Corporation may be held for any period or may be retired at the determination of the CEO. Sony Group Corporation may also transfer (by public or private sale or otherwise) to any person the treasury stock held by it, subject to a determination by the CEO, and subject also to other requirements similar to those applicable to the issuance of new shares, as described in “Issue of additional shares and pre-emptive rights” above. Sony Group Corporation may also utilize its treasury stock for the purpose of transfer to any person upon exercise of stock acquisition rights or for the purpose of acquiring another company by way of merger, share exchange, partial share exchange or corporate split through exchange of treasury stock for shares or assets of the acquired company.

Unit share system

The Articles of Incorporation of Sony Group Corporation provide that 100 shares constitute one “unit” of shares of stock. The Board of Directors or the Corporate Executive Officer to whom the authority to make such a determination has been delegated by a resolution of the Board of Directors is permitted to amend the Articles of

Incorporation to reduce the number of shares that constitute a unit or to abolish the unit share system entirely. Under the Companies Act, the number of shares constituting one unit cannot exceed 1,000 shares nor 0.5% of the total number of issued shares.

Under the unit share system, shareholders have one voting right for each unit of stock that they hold. Any number of shares less than one full unit have neither voting rights nor rights related to voting rights. Holders of shares constituting less than one unit will have no other shareholder rights if Sony Group Corporation’s Articles of Incorporation so provide, except that such holders may not be deprived of certain rights specified in the Companies Act or an ordinance of the Ministry of Justice, including the right to receive distribution of Surplus.

A holder of shares constituting less than one full unit may require Sony Group Corporation to purchase such shares at their market value in accordance with the provisions of the Share Handling Regulations of Sony Group Corporation. In addition, the Articles of Incorporation of Sony Group Corporation provide that a holder of shares constituting less than one full unit may request Sony Group Corporation to sell to such holder such amount of shares which will, when added together with the shares constituting less than one full unit, constitute one full unit of stock. Such request by a holder and the sale by Sony Group Corporation must be made in accordance with the provisions of the Share Handling Regulations of Sony Group Corporation. As prescribed in the Share Handling Regulations, such requests shall be made through an account management institution and JASDEC pursuant to the rules set by JASDEC, without going through the notification procedure required for the exercise of the shareholders’ rights to which shareholders are entitled, regardless of whether such shareholder held shares on the requisite record date, as described in “General.” Shares constituting less than a full unit are transferable, under the central book-entry transfer system described in “General.” Under the rules of the Japanese stock exchanges, however, shares constituting less than a full unit do not comprise a trading unit, except in limited circumstances, and accordingly may not be sold on the Japanese stock exchanges.

Sale by Sony Group Corporation of shares held by shareholders whose location is unknown

Sony Group Corporation is not required to send a notice to a shareholder if a notice to such shareholder fails to arrive at the registered address of the shareholder in Sony Group Corporation’s register of shareholders or at the address otherwise notified to Sony Group Corporation continuously for five years or more.

In addition, Sony Group Corporation may sell or otherwise dispose of shares of capital stock for which the location of the shareholder is unknown. Generally, if (i) notices to a shareholder fail to arrive continuously for five years or more at the shareholder’s registered address in Sony Group Corporation’s register of shareholders or at the address otherwise notified to Sony Group Corporation, and (ii) the shareholder fails to receive distributions of Surplus on the shares continuously for five years or more at the address registered in Sony Group Corporation’s register of shareholders or at the address otherwise notified to Sony Group Corporation, Sony Group Corporation may sell or otherwise dispose of such shareholder’s shares at the then market price of the shares by a determination of a Corporate Executive Officer and after giving at least three months’ prior public and individual notice, and hold or deposit the proceeds of such sale or disposal of shares for such shareholder.

Reporting of substantial shareholdings

The Financial Instruments and Exchange Act of Japan and its related regulations require any person, regardless of residence, who has become, beneficially and solely or jointly, a holder of more than 5% of the total issued shares of capital stock of a company listed on any Japanese stock exchange or whose shares are traded on the over-the-counter market in Japan to file with the Director General of the competent Local Finance Bureau of the Ministry of Finance within five business days a report concerning such shareholdings. A similar report must also be filed in respect of any subsequent change of 1% or more in any such holding, or any change in material matters set out in reports previously filed, with certain exceptions. For this purpose, shares issuable to such persons upon conversion of convertible securities or exercise of share subscription warrants or stock acquisition rights are taken into account in determining both the number of shares held by such holders and the issuer’s total issued share capital. Any such report shall be filed with the Director General of the relevant Local Finance Bureau of the Ministry of Finance through the Electronic Disclosure for Investors’ Network (EDINET) system.

Ownership restrictions

Except for the general limitation under Japanese anti-trust and anti-monopoly regulations against holding of shares of capital stock of a Japanese corporation which leads or may lead to a restraint of trade or monopoly, except for the limitations under the Foreign Exchange Regulations as described in “Item 10D. Exchange

Controls” of Sony Group Corporation’s annual report on Form 20-F for the fiscal year ended March 31, 2025, and except for general limitations under the Companies Act or Sony Group Corporation’s Articles of Incorporation on the rights of shareholders applicable regardless of residence or nationality, there is no limitation under Japanese laws and regulations applicable to Sony Group Corporation or under its Articles of Incorporation on the rights of non-residents or foreign shareholders to hold or exercise voting rights on the shares of capital stock of Sony Group Corporation.

There is no provision in Sony Group Corporation’s Articles of Incorporation or internal regulations that would have an effect of delaying, deferring or preventing a change in control of Sony Group Corporation and that would operate only with respect to a merger, acquisition or corporate restructuring involving Sony Group Corporation.

II. Description of American Depositary Shares

General

JPMorgan Chase Bank, N.A. (“JPMorgan” or the “Depositary”) serves as the Depositary for the American Depositary Shares. JPMorgan’s depositary offices are located at 383 Madison Avenue, Floor 11, New York, New York 10179. American Depositary Shares are frequently referred to as “ADSs” and represent ownership interests in securities that are on deposit with the Depositary. ADSs may be represented by certificates that are commonly known as “American Depositary Receipts” or “ADRs.” The Depositary typically appoints a custodian to safekeep the securities on deposit. In this case, the Custodian is MUFG Bank, Ltd., having its principal office at 1-4-5, Marunouchi, Chiyoda-ku, Tokyo 100-0005, Japan.

Sony Group Corporation has appointed JPMorgan as Depositary pursuant to a Deposit Agreement. A copy of the Deposit Agreement is on file with the SEC under cover of a Registration Statement on Form F-6. Holders of ADSs may obtain a copy of the Deposit Agreement from the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549 and from the SEC’s website (www.sec.gov). Please refer to Registration Number 333-285828 when retrieving such copy.

Sony Group Corporation is providing this summary description of the material terms of the ADSs and of ADS holders’ material rights as owners of ADSs. Please remember that summaries by their nature lack the precision of the information summarized and that the rights and obligations of ADS owners will be determined by reference to the terms of the Deposit Agreement and not by this summary. This summary should be read together with Sony Group Corporation’s Deposit Agreement in its entirety. Capitalized terms used but not defined herein have the meanings given to them in the Deposit Agreement. The portions of this summary description that are italicized describe matters that may be relevant to the ownership of ADSs but that may not be contained in the Deposit Agreement.

Each ADS represents the right to receive, and to exercise the beneficial ownership interests in, one Share that is on deposit with the Depositary and/or the Custodian. An ADS also represents the right to receive, and to exercise the beneficial interests in, any other property received by the Depositary or the Custodian on behalf of the owner of the ADS but that has not been distributed to an ADS owner because of legal restrictions or practical considerations. Sony Group Corporation and the Depositary may agree to change the ADS-to-Shares ratio by amending the Deposit Agreement. This amendment may give rise to, or change, the Depositary fees payable by ADS owners. The Custodian, the Depositary and their respective nominees will hold all deposited property for the benefit of the holders and beneficial owners of ADSs. The deposited property does not constitute the proprietary assets of the Depositary, the Custodian or their nominees. Beneficial ownership in the deposited property will, under the terms of the Deposit Agreement, be vested in the beneficial owners of the ADSs. The Depositary, the Custodian and their respective nominees will be the record holders of the deposited property represented by the ADSs for the benefit of the holders and beneficial owners of the corresponding ADSs. A beneficial owner of ADSs may or may not be the holder of ADSs. Beneficial owners of ADSs will be able to receive, and to exercise beneficial ownership interests in, the deposited property only through the registered holders of the ADSs, by the registered holders of the ADSs (on behalf of the applicable ADS owners) only through the Depositary, and by the Depositary (on behalf of the owners of the corresponding ADSs) directly, or indirectly, through the Custodian or their respective nominees, in each case upon the terms of the Deposit Agreement.

The Deposit Agreement and the ADR specify Sony Group Corporation’s rights and obligations as well as ADS holders’ rights and obligations as owners of ADSs and those of the Depositary. Each registered holder, beneficial owner and participant within The Depository Trust Company (“DTC”), the central book-entry clearing and settlement system for equity securities in the United States, upon acceptance in any one of its accounts of any ADSs holding, shall be deemed for all purposes to (a) be a party to and bound by the terms of the Deposit Agreement and the applicable ADR(s), and (b) appoint the Depositary its attorney-in-fact, with full power to delegate, to act on its behalf and to take any and all actions contemplated in the Deposit Agreement and the applicable ADR(s), to adopt any and all procedures necessary to comply with applicable law and to take such action as the Depositary in its sole discretion may deem necessary or appropriate to carry out the purposes of the Deposit Agreement and the applicable ADR(s), the taking of such actions to be the conclusive determinant of the necessity and appropriateness thereof. The Deposit Agreement and the ADRs are governed by New York law. However, Sony Group Corporation’s obligations to the holders of Shares will continue to be governed by the laws of Japan, which may be different from the laws in the United States.

In addition, applicable laws and regulations may require holders of ADSs to satisfy reporting requirements and obtain regulatory approvals in certain circumstances. Holders of ADSs are solely responsible for complying with such reporting requirements and obtaining such approvals. Neither the Depositary, the Custodian, Sony Group Corporation or any of their or Sony Group Corporation’s respective agents or affiliates shall be required to take any actions whatsoever on behalf of ADS holders to satisfy such reporting requirements or obtain such regulatory approvals under applicable laws and regulations.

Sony Group Corporation will not treat ADS holders as its shareholders and ADS holders will not have direct shareholder rights. The Depositary will hold on ADS holders’ behalves the shareholder rights attached to the Shares underlying their ADSs. ADS holders will be able to exercise the shareholder rights for the Shares represented by their ADSs through the Depositary only to the extent contemplated in the Deposit Agreement. To exercise any shareholder rights not contemplated in the Deposit Agreement, ADS owners need to arrange for the cancellation of their ADSs and become direct shareholders.

The manner in which a holder of ADSs owns the ADSs (e.g., in a brokerage account vs. as registered holder, or as holder of certificated vs. uncertificated ADSs) may affect the holder’s rights and obligations, and the manner in which, and extent to which, the Depositary’s services are made available to the holder. A holder of ADSs may hold ADSs either by means of an ADR registered in the holder’s name, through a brokerage or safekeeping account, or through an account established by the Depositary in the holder’s name reflecting the registration of uncertificated ADSs directly on the books of the Depositary (commonly referred to as the “direct registration system” or “DRS”). The direct registration system reflects the uncertificated (book-entry) registration of ownership of ADSs by the Depositary. Under the direct registration system, ownership of ADSs is evidenced by periodic statements issued by the Depositary to the holders of the ADSs. The direct registration system includes automated transfers between the Depositary and DTC. If a holder of ADSs decides to hold ADSs through the holder’s brokerage or safekeeping account, the holder must rely on the procedures of the holder’s broker or bank to assert the holder’s rights as an ADS owner. Banks and brokers typically hold securities such as ADSs through clearing and settlement systems such as DTC. The procedures of such clearing and settlement systems may limit an ADS holder’s ability to exercise the holder’s rights as an owner of ADSs. A holder of ADSs who has any questions concerning these limitations and procedures should consult with the holder’s broker or bank. All ADSs held through DTC will be registered in the name of a nominee of DTC.

The registration of the Shares in the name of the Depositary or the Custodian shall, to the maximum extent permitted by applicable law, vest in the Depositary or the Custodian the record ownership in the applicable Shares with the beneficial ownership rights and interests in such Shares being at all times vested with the beneficial owners of the ADSs representing the Shares. The Depositary or the Custodian shall at all times be entitled to exercise the beneficial ownership rights in all deposited property, in each case only on behalf of the holders and beneficial owners of the ADSs representing the deposited property.

Dividends and distributions

Holders of ADSs generally have the right to receive the distributions Sony Group Corporation makes on the securities deposited with the Custodian. An ADS holder’s receipt of these distributions may be limited, however, by practical considerations and legal limitations. Holders of ADSs will receive such distributions under the terms of the Deposit Agreement in proportion to the number of ADSs held as of the specified record date, after deduction of the applicable fees, taxes and expenses.

Distributions of cash

Whenever Sony Group Corporation makes a cash distribution for the securities on deposit with the Custodian, Sony Group Corporation will deposit the funds with the Custodian. Upon receipt of confirmation from the Custodian of the deposit of the requisite funds, the Depositary will, if at the time of receipt thereof any funds received in a currency other than U.S. dollars can, in the judgment of the Depositary, be converted on a practicable basis into U.S. dollars transferable to the United States, arrange for the funds so received to be converted into U.S. dollars and for the distribution of the U.S. dollars to the holders, subject to the laws and regulations of Japan.

The Depositary will apply the same method for distributing the proceeds of the sale of any property (such as undistributed rights) held by the Custodian in respect of securities on deposit.

The distribution of cash will be made net of the fees, expenses, taxes and governmental charges payable by holders under the terms of the Deposit Agreement. The Depositary will hold any cash amounts it is unable to distribute in a non-interest bearing account for the benefit of the applicable holders and beneficial owners of ADSs until the distribution can be effected or the funds that the Depositary holds must be escheated as unclaimed property in accordance with the laws of the relevant states of the United States.

Any U.S. dollars available will be distributed by check or electronic transfer from a bank in the United States or such other means as may be agreed by Sony Group Corporation and the Depositary for whole dollars and cents.

For all cash dividends and other cash distributions that are made available to the Depositary after the date that will be published by the Depositary and communicated to then current registered holders of ADRs by mail, the Depositary will distribute any cash to Holders via electronic funds transfer (“EFT”) or, at the election of Sony Group Corporation, by check, except as otherwise provided in this paragraph. In order to receive such amounts by EFT, such registered holders must provide their bank deposit details to the Depositary in accordance with the instructions provided by the Depositary for this purpose. Except where Sony Group Corporation has elected to have an entire net cash distribution be paid to registered holders of ADRs by check, subject to the last sentence of this paragraph, all such amounts owing to such registered holders who do not provide such bank deposit details shall be held by the Depositary on behalf of such registered holders until such bank deposit details have been provided. All amounts so held by the Depositary will be reported for tax purposes as if paid to all registered holders as of the date that funds are first made available to registered holders and will neither accrue interest nor be invested for registered holders while they are being held. Under such circumstances, a registered holder will be unable to receive distributions of cash to which it is entitled until such time as such registered holder either (i) provides its bank deposit details to the Depositary in accordance with the instructions provided by the Depositary for this purpose, (ii) transfers such Holder’s ADS position into DTC or (iii) cancels its ADSs (whereupon, in the case of a transfer to DTC or a cancellation, such registered holder will receive a check for the aggregate amount of cash dividends and/or cash distributions being held on its behalf). Notwithstanding the foregoing, the Depositary shall, if instructed by Sony Group Corporation, distribute cash dividends and other cash distributions by check or by such other means as Sony Group Corporation and the Depositary may agree.

Distributions of shares

Whenever Sony Group Corporation makes a free distribution of Shares for the securities on deposit with the Custodian, Sony Group Corporation will deposit the applicable number of Shares with the Custodian. Upon receipt of confirmation of such deposit and Sony Group Corporation’s timely notice to the Depositary that it wishes such distribution to be made available to holders of ADSs, the Depositary will either distribute to holders new ADSs representing the Shares deposited or modify the ADS-to-Shares ratio, in which case each ADS held will represent rights and interests in the additional Shares so deposited. Only whole new ADSs will be distributed. Fractional entitlements will be sold and the proceeds of such sale will be distributed as in the case of a cash distribution.

The distribution of new ADSs or the modification of the ADS-to-Shares ratio upon a distribution of Shares will be made net of the fees, expenses, taxes and governmental charges payable by holders under the terms of the Deposit Agreement. In order to pay such taxes or governmental charges, the Depositary may sell all or a portion of the new Shares so distributed.

No such distribution of new ADSs will be made if it would violate a law (e.g., the U.S. securities laws) or if it is not operationally practicable. If the Depositary does not distribute new ADSs as described above, it may sell the Shares received upon the terms described in the Deposit Agreement and will distribute the net proceeds of the sale as in the case of a distribution of cash.

Distributions of rights

Whenever Sony Group Corporation intends to distribute rights to subscribe for additional Shares, Sony Group Corporation will give prior notice to the Depositary and Sony Group Corporation will assist the Depositary in determining whether it is lawful and reasonably practicable to distribute rights to subscribe for additional ADSs to holders.

The Depositary will establish procedures to distribute rights to subscribe for additional ADSs to holders and to enable such holders to exercise such rights if it is lawful and reasonably practicable to make the rights available to ADS holders, and if Sony Group Corporation provides all of the documentation contemplated in the Deposit Agreement (such as opinions to address the lawfulness of the transaction). An ADS holder may have to pay fees, expenses, taxes and other governmental charges to subscribe for the new ADSs upon the exercise of the holder’s rights. The Depositary is not obligated to establish procedures to facilitate the distribution and exercise by holders of rights to subscribe for new Shares other than in the form of ADSs.

The Depositary will not distribute the rights to holders of ADSs if:

•	Sony Group Corporation does not timely request that the rights be distributed to holders or Sony Group Corporation requests that the rights not be distributed to holders;

•	Sony Group Corporation fails to deliver reasonably satisfactory documents to the Depositary; or

•	It is not reasonably practicable to distribute the rights.

The Depositary will sell the rights that are not exercised or not distributed if such sale is lawful and reasonably practicable. The net proceeds of such sale will be distributed to holders as in the case of a cash distribution. If the Depositary is unable to sell the rights, it will allow the rights to lapse.

Neither the Depositary nor Sony Group Corporation shall be liable for (i) any failure to accurately determine whether it is lawful or practicable to make the property available to registered holders of ADRs in general or any registered holders in particular, nor (ii) any foreign exchange exposure or loss incurred in connection with the sale or disposal of such property.

Elective distributions

Whenever Sony Group Corporation intends to distribute a dividend payable at the election of shareholders either in cash or in additional shares, Sony Group Corporation will give prior notice thereof to the Depositary and will indicate whether Sony Group Corporation wishes the elective distribution to be made available to holders of ADSs. In such case, Sony Group Corporation will assist the Depositary in determining whether such distribution is lawful and reasonably practicable.

The Depositary will make the election available to holders of ADSs only if Sony Group Corporation shall have timely requested the same and the Depositary has determined, upon consultation with Sony Group Corporation if practicable, that it is reasonably practicable and if Sony Group Corporation has provided all of the documentation contemplated in the Deposit Agreement. In such case, the Depositary will establish procedures to enable holders of ADSs to elect to receive either cash or additional ADSs, in each case as described in the Deposit Agreement.

If the election is not made available to holders of ADSs, holders will receive either cash or additional ADSs, depending on what a shareholder in Japan would receive upon failing to make an election, as more fully described in the Deposit Agreement.

Other distributions

Whenever Sony Group Corporation intends to distribute property other than cash, Shares or rights to subscribe for additional Shares, Sony Group Corporation will notify the Depositary in advance and will indicate whether Sony Group Corporation wishes such distribution to be made to ADS holders. If so, Sony Group Corporation will assist the Depositary in determining whether such distribution to ADS holders is lawful and reasonably practicable.

If it is reasonably practicable to distribute such property to holders of ADSs and if Sony Group Corporation provides to the Depositary all of the documentation contemplated in the Deposit Agreement, the Depositary will distribute the property to the holders in a manner it deems practicable.

The distribution will be made net of fees, expenses, taxes and governmental charges payable by holders under the terms of the Deposit Agreement. In order to pay such taxes and governmental charges, the Depositary may sell all or a portion of the property received.

The Depositary will not distribute the property to holders of ADSs and will sell the property if:

•	Sony Group Corporation does not request that the property be distributed to holders or if Sony Group Corporation requests that the property not be distributed to holders;

•	Sony Group Corporation does not deliver satisfactory documents to the Depositary; or

•	The Depositary determines, after consultation with Sony Group Corporation if practicable, that all or a portion of the distribution to holders is not reasonably practicable.

The net proceeds of such a sale will be distributed to holders as in the case of a cash distribution.

Redemption

Whenever Sony Group Corporation decides to redeem any of the securities on deposit with the Custodian, Sony Group Corporation will notify the Depositary in advance. If the Depositary has determined, after consultation with Sony Group Corporation if practicable, that it is practicable and if Sony Group Corporation provides all of the documentation contemplated in the Deposit Agreement, the Depositary will provide notice of the redemption to the holders.

The Custodian will be instructed to surrender the Shares being redeemed against payment of the applicable redemption price. The Depositary will, as soon as reasonably practicable, convert into U.S. dollars upon the terms of the Deposit Agreement the redemption funds received in a currency other than U.S. dollars and will establish procedures to enable holders to receive the net proceeds from the redemption upon surrender of their ADSs to the Depositary. A holder of ADSs may have to pay fees, expenses, applicable taxes and other governmental charges upon the redemption of the holder’s ADSs. If less than all ADSs are being redeemed, the ADSs to be retired will be selected on a pro rata basis.

Changes affecting shares

The Shares held on deposit for holders’ ADSs may change from time to time. For example, there may be a change in nominal or par value, split-up, cancellation, consolidation or any other reclassification of such Shares or a recapitalization, reorganization, merger, consolidation or sale of assets of the Company.

If any such change were to occur, subject to the terms of the Deposit Agreement (including, without limitation, (a) the applicable fees and charges of, and expenses incurred by, the Depositary, and (b) taxes), holders’ ADSs would, to the extent permitted by law and the Deposit Agreement, represent the right to receive the property received or exchanged in respect of the Shares held on deposit. The Depositary may in such circumstances deliver new ADSs to holders (and deliver ADRs evidencing such ADSs, as applicable), amend the Deposit Agreement, the form of ADR then outstanding and the applicable Registration Statement(s) on Form F-6, call for the exchange of holders’ existing ADRs for new ADRs and take any other actions reasonably requested by Sony Group Corporation or as the Depositary in consultation with Sony Group Corporation considers appropriate to reflect as to the ADSs the change affecting the Shares. If, in the reasonable judgment of the Depositary, upon consultation with Sony Group Corporation if practicable, the Depositary may not lawfully distribute such property to holders of ADSs, the Depositary may sell such property and distribute the net proceeds to holders as in the case of a cash distribution.

Issuance of ADSs upon deposit of shares

The Depositary may create ADSs on a holder’s behalf if the holder or the holder’s broker deposits Shares with the Custodian. The Depositary will deliver these ADSs to the person the holder indicates only after the holder pays any applicable issuance fees and any charges and taxes payable for the transfer of the Shares to the Custodian. A holder’s ability to deposit Shares and receive ADSs may be limited by U.S. and Japanese legal considerations applicable at the time of deposit.

The issuance of ADSs may be delayed until the Depositary or the Custodian receives confirmation that all required approvals have been given and that the Shares have been duly transferred to the Custodian. The Depositary will only issue ADSs in whole numbers.

When an ADS holder make a deposit of Shares, the holder will be responsible for transferring good and valid title to the Depositary. As such, the holder will be deemed to represent and warrant that:

•	The Shares are duly authorized, validly issued, fully paid, non-assessable and legally obtained;

•	All preemptive (and similar) rights, if any, with respect to such Shares have been validly waived or exercised;

•	The holder is duly authorized to deposit the Shares;

•

The Shares presented for deposit are free and clear of any lien, encumbrance, security interest, charge, mortgage or adverse claim, and are not, and the ADSs issuable upon such deposit will not be, “restricted securities” (as defined in the Deposit Agreement);

•	The Shares presented for deposit have not been stripped of any rights or entitlements; and

•

All requisite regulatory approvals and clearances have been duly obtained, and all requisite applicable regulatory notifications have been duly made, in Japan in respect of the transfer of the Shares to the Custodian, the Depositary or their respective nominees in connection with the deposit of the Shares under the Deposit Agreement.

If any of the representations or warranties are incorrect in any way, Sony Group Corporation and the Depositary may, at the holder’s cost and expense, take any and all actions necessary to correct the consequences of the misrepresentations.

Transfer, combination and split up of ADRs

ADS holders are entitled to transfer, combine or split up their ADRs and the ADSs evidenced thereby. For transfers of ADRs, a holder will have to surrender the ADRs to be transferred to the Depositary and also must:

•	Ensure that the surrendered ADR is properly endorsed or otherwise in proper form for transfer;

•	Provide such proof of identity and genuineness of signatures as the Depositary deems appropriate;

•	Provide any transfer stamps required by the State of New York or the United States; and

•	Pay all applicable fees, charges, expenses, taxes and other government charges payable by ADR holders pursuant to the terms of the Deposit Agreement, upon the transfer of ADRs.

To have ADRs either combined or split up, a holder must surrender the ADRs in question to the Depositary with the holder’s request to have them combined or split up, and the holder must pay all applicable fees, charges and expenses payable by ADR holders, pursuant to the terms of the Deposit Agreement and of applicable law, upon a combination or split up of ADRs.

Withdrawal of shares upon cancellation of ADSs

ADS holders are entitled to present their ADSs to the Depositary for cancellation and then receive the corresponding number of underlying Shares at the Custodian’s offices. An ADS holder’s ability to withdraw the Shares held in respect of the ADSs may be limited by U.S. and Japanese law considerations applicable at the time of withdrawal. In order to withdraw the Shares represented by a holder’s ADSs, the holder will be required to pay to the Depositary the fees for cancellation of ADSs and any charges and taxes payable upon the transfer of the Shares. The holder assumes the risk for delivery of all funds and securities upon withdrawal. Once canceled, the ADSs will not have any rights under the Deposit Agreement.

If ADSs are registered in the holder’s name, the Depositary may ask the holder to provide proof of identity and genuineness of any signature and such other documents as the Depositary may deem appropriate before it will cancel the holder’s ADSs. The withdrawal of the Shares represented by the holder’s ADSs may be delayed until the Depositary receives satisfactory evidence of compliance with all applicable laws and regulations. Holders of ADSs should keep in mind that the Depositary will only accept ADSs for cancellation that represent a whole number of securities on deposit.

Pursuant to the Companies Act of Japan and to Sony Group Corporation’s Articles of Incorporation, the release of the Shares may be limited to a unit of 100 Shares (or such other number of Shares as the Articles of Incorporation may from time to time designate as a “unit of shares”) or integral multiples thereof.

Holders of ADSs will have the right to withdraw the securities represented by the holders’ ADSs at any time except for:

•	Temporary delays that may arise because (i) the transfer books for the Shares or ADSs are closed, or (ii) Shares are immobilized on account of a shareholders’ meeting or a payment of dividends;

•	Obligations to pay fees, taxes and similar charges; or

•	Restrictions imposed because of laws or regulations applicable to ADSs or the withdrawal of securities on deposit.

The Deposit Agreement may not be modified to impair an ADS holder’s right to withdraw the securities represented by the holder’s ADSs except to comply with mandatory provisions of law.

Voting rights

Holders of ADSs generally have the right under the Deposit Agreement to instruct the Depositary to exercise the voting rights for the Shares represented by the holders’ ADSs. The voting rights of holders of Shares are described in “Description of Common Shares.”

At Sony Group Corporation’s request, and as soon as practicable after receipt thereof, the Depositary will distribute to ADS holders any notice of shareholders’ meeting received from Sony Group Corporation together with information explaining how to instruct the Depositary to exercise the voting rights of the securities represented by ADSs. In lieu of distributing such materials, the Depositary may, with the Company’s prior written consent and to the extent not prohibited by laws or regulations, or by the New York Stock Exchange, distribute to holders of ADSs instructions on how to retrieve such materials upon request.

If the Depositary timely receives voting instructions from a holder of ADSs, it will endeavor to vote the securities (in person or by proxy) represented by the holder’s ADSs in accordance with such voting instructions. The Depositary will not exercise any voting discretion over the securities on deposit.

To the extent that (A) the Depositary receives a timely request from Sony Group Corporation, and (B) the Depositary reasonably believes that it has been provided with notice of a meeting in sufficient time to ensure that the voting notice to registered holders of ADRs will be received by all holders and beneficial owners no less than ten (10) days prior to the date of the meeting and/or the cut-off date for the solicitation of consents, and (C) the Depositary does not receive timely voting instructions from an ADS holder, such holder will be deemed to have instructed the Depositary to give a discretionary proxy to a person designated by Sony Group Corporation to vote the securities on deposit, except with respect to any matter to be voted on (a) as to which Sony Group Corporation informs the Depositary that (i) there is contest to the action to be taken at the meeting, (ii) the matter relates to authorizing a merger, consolidation or amalgamation (except an amalgamation with one or more of Sony Group Corporation’s 100%-owned Japanese subsidiaries), or (iii) the rights or privileges of the holders of such Shares or other securities on deposit may be substantially affected and (b) the Depositary has obtained certain legal comfort from Sony Group Corporation. Notwithstanding the foregoing, the Depositary will, if Sony Group Corporation so requests in writing, represent all securities on deposit (whether or not voting instructions have been received from holders thereof) for the sole purpose of establishing quorum at a meeting of shareholders.

The ability of the Depositary to carry out voting instructions may be limited by practical and legal limitations and the terms of the securities on deposit. Sony Group Corporation cannot assure ADS holders that they will receive voting materials in time to enable them to return voting instructions to the Depositary in a timely manner.

Fees and charges

See “Item 12D. Description of Securities other than Equity Securities—American Depositary Shares” in Sony Group Corporation’s annual report on Form 20-F for the fiscal year ended March 31, 2025.

Amendment and termination

Sony Group Corporation may agree with the Depositary to modify the Deposit Agreement at any time without ADS holders’ consent. Sony Group Corporation undertakes to give holders 30 days’ prior notice of any modifications that would materially prejudice any of their substantial rights under the Deposit Agreement. Sony Group Corporation will not consider to be materially prejudicial to ADS holders’ substantial rights any modifications or supplements that are reasonably necessary for the ADSs to be registered under the Securities Act or to be eligible for book-entry settlement, in each case without imposing or increasing the fees and charges that ADS holders are required to pay on a per ADS basis. In addition, Sony Group Corporation may not be able to provide ADS holders with prior notice of any modifications or supplements that are required to accommodate compliance with applicable provisions of law.

An ADS holder who continues to hold ADSs after the modifications to the Deposit Agreement become effective will be bound by the modifications to the Deposit Agreement. The Deposit Agreement cannot be amended to prevent a holder of ADSs from withdrawing the Shares represented by the holder’s ADSs (except as permitted by law).

Sony Group Corporation has the right to direct the Depositary to terminate the Deposit Agreement. Similarly, the Depositary may in certain circumstances on its own initiative terminate the Deposit Agreement. In either case, the Depositary must give notice to ADS holders at least 30 days before termination. Until termination, ADS holders’ rights under the Deposit Agreement will be unaffected.

After termination, the Depositary will continue to collect distributions received (but will not distribute any such property until ADS holders request the cancellation of their ADSs) and may sell the securities held on deposit. After the sale, the Depositary will hold the proceeds from such sale and any other funds then held for the holders of ADSs in a non-interest bearing account. At that point, the Depositary will have no further obligations to ADS holders other than to account for the funds then held for the holders still outstanding (after deduction of applicable fees, taxes and expenses) and as may be required at law in connection with the termination of the Deposit Agreement.

Books of Depositary

The Depositary maintains ADS holder records at its depositary office. A holder of ADSs may inspect such records at such office during regular business hours but solely for the purpose of communicating with other holders in the interest of business matters relating to Sony Group Corporation, the ADSs or the Deposit Agreement.

The Depositary maintains in New York facilities to record and process the issuance, cancellation, combination, split-up and transfer of ADSs. These facilities may be closed from time to time, to the extent not prohibited by law.

Limitations on obligations and liabilities

The Deposit Agreement limits Sony Group Corporation’s, the Depositary’s and each of their respective directors, officers, employees, agents and/or affiliates, obligations. Please note the following:

•

Sony Group Corporation and the Depositary, and their respective directors, officers, employees, agents and affiliates, are obligated only to take the actions specifically stated in the Deposit Agreement without gross negligence or bad faith.

•

Sony Group Corporation and the Depositary, and their respective controlling persons, directors, officers, employees agents, and affiliates, disclaim any liability for any failure of the Depositary to carry out voting instructions, for any manner in which a vote is cast or for the effect of any vote.

•

Sony Group Corporation and the Depositary disclaim any liability for any failure to determine the lawfulness or practicality of any action, for the investment risks associated with investing in Shares or other deposited property, for the validity or worth of the Shares or other deposited property, for any tax consequences that result from the ownership of ADSs, Shares or other deposited property, for the credit-worthiness of any third party, for allowing any rights to lapse under the terms of the Deposit Agreement, for the timeliness of any of Sony Group Corporation’s notices or for Sony Group Corporation’s failure to give notice, or for any action of or failure to act by, or any information provided or not provided by, DTC or any DTC Participant.

•	The Depositary disclaims any liability for the content of any document forwarded to holders of ADSs on Sony Group Corporation’s behalf or for the accuracy of any translation of such a document.

•

Neither Sony Group Corporation, the Depositary nor any of their respective directors, officers, employees, agents and/or affiliates will be obligated to perform any act that is inconsistent with the terms of the Deposit Agreement.

•

Sony Group Corporation and the Depositary disclaim any liability if Sony Group Corporation or the Depositary are prevented or forbidden from, subject to any civil or criminal penalty or restraint on account of, or hindered or delayed in, doing or performing any act or thing required or contemplated by the terms of the Deposit Agreement, by reason of any provision, present or future law, rule, regulation, fiat, order or decree, or by reason of present or future provision of Sony Group Corporation’s Articles of Incorporation, or any provision of or governing the securities on deposit, or by reason of any act of God, war, terrorism, epidemic, pandemic, nationalization, expropriation, currency restrictions, extraordinary market conditions, work stoppage, strike, civil unrest, revolutions, rebellions, explosions, cyber, ransomware or malware attack, computer failure or circumstances beyond Sony Group Corporation’s or the Depositary’s direct and immediate control.

•

Sony Group Corporation and the Depositary disclaim any liability by reason of any exercise of, or failure to exercise, any discretion provided for in the Deposit Agreement or in Sony Group Corporation’s Articles of Incorporation or in any provisions of or governing the securities on deposit.

•

Sony Group Corporation and the Depositary further disclaim any liability for any action or inaction in reliance on the advice or information received from legal counsel, accountants, any person presenting Shares for deposit, any holder of ADSs or authorized representatives thereof, or any other person believed by either of Sony Group Corporation or the Depositary to be competent to give such advice or information.

•

Sony Group Corporation and the Depositary also disclaim liability for the inability by a holder to benefit from any distribution, offering, right or other benefit that is made available to holders of Shares but is not, under the terms of the Deposit Agreement, made available to holders of ADSs.

•

Sony Group Corporation and the Depositary also disclaim liability for any action or inaction of any clearing or settlement system (and any participant thereof) for the Sony Group Corporation Common Stock or the ADSs,

•

Sony Group Corporation and the Depositary also disclaim liability for any indirect, special, punitive or consequential damages (including, without limitation, legal fees and expenses) or lost profits, in each case of any form incurred by any person or entity (including, without limitation, registered holders and beneficial owners of ADSs), whether or not foreseeable and regardless of the type of action in which such a claim may be brought.

•

Sony Group Corporation and the Depositary, and their controlling persons and agents, may rely without any liability upon any written notice, request, direction, instruction or document believed to be genuine and to have been signed or presented by the proper parties.

•

The Depositary shall endeavor to effect any sale of securities or other property and any conversion of currency, securities or other property, in each case as is referred to or contemplated in the Deposit Agreement or the form of ADR, in accordance with the Depositary’s normal practices and procedures under the circumstances applicable to such sale or conversion, but shall have no liability (in the absence of its own willful default or gross negligence or that of its agents, officers, directors or employees) with respect to the terms of any such sale or conversion, including the price at which such sale or conversion is effected, or if such sale or conversion shall not be practicable, or shall not be believed, deemed or determined to be practicable by the Depositary. Specifically, the Depositary shall not have any liability for the price received in connection with any public or private sale of securities (including, without limitation, for any sale made at a nominal price), the timing thereof or any delay in action or omission to act nor shall it be responsible for any error or delay in action, omission to act, default or negligence on the part of the party so retained in connection with any such sale or proposed sale.

•

No provision of the Deposit Agreement or the ADRs is intended to constitute a waiver or limitation of any rights which registered holders or beneficial owners may have under the Securities Act or the Exchange Act, to the extent applicable.

•	Nothing in the Deposit Agreement gives rise to a partnership or joint venture, or establishes a fiduciary relationship, among Sony Group Corporation, the Depositary and ADS holders.

•

Nothing in the Deposit Agreement precludes the Depositary (or its divisions, branches or affiliates) from engaging in transactions in which parties adverse to Sony Group Corporation or the ADS owners have interests, and nothing in the Deposit Agreement obligates the Depositary or any of its divisions, branches or affiliates to disclose those transactions, or any information obtained in the course of those transactions, to Sony Group Corporation or to the ADS owners, or to account for any payment received as part of those transactions.

Taxes

Holders of ADSs will be responsible for the taxes and other governmental charges payable on the ADSs and the securities represented by the ADSs, and Sony Group Corporation will have no liability to ADS holders therefor. Sony Group Corporation, the Depositary and the Custodian may deduct from any distribution the taxes and governmental charges payable by holders and may sell any and all property on deposit to pay the taxes and governmental charges payable by holders. ADS holders will be liable for any deficiency if the sale proceeds do not cover the taxes that are due.

The Depositary may refuse to issue ADSs, to deliver, transfer, split and combine ADRs or to release securities on deposit until all taxes and charges are paid by the applicable holder.

Foreign currency conversion

Whenever the Depositary or the Custodian shall receive any currency other than U.S. dollars, by way of dividends or other distributions or the net proceeds from the sale of deposited property, which in the judgment of the Depositary can at such time be converted on a practicable basis, by sale or in any other manner that it may determine in accordance with applicable law, into U.S. dollars transferable to the United States and distributable to the registered holders of ADRs entitled thereto, the Depositary shall, as soon as reasonably practicable, convert or cause to be converted, by sale or in any other manner that it may reasonably determine, such currency into U.S. dollars, and shall distribute such U.S. dollars (net of any applicable fees, charges and expenses, any reasonable and customary expenses incurred in such conversion and any expenses incurred on behalf of the registered holders in complying with currency exchange controls or other governmental requirements and any applicable taxes withheld) in accordance with the terms of the applicable sections of the Deposit Agreement. If the Depositary shall have distributed warrants or other instruments that entitle the holders thereof to such U.S. dollars, the Depositary shall distribute such U.S. dollars to the holders of such warrants and/or instruments upon surrender thereof for cancellation, in either case without liability for interest thereon. Such distribution may be made upon an averaged or other practicable basis without regard to any distinctions among registered holders on account of any application of exchange restrictions or otherwise.

If such conversion or distribution generally or with regard to a particular registered holder can be effected only with the approval or license of any government or agency thereof, the Depositary shall have authority to file such application for approval or license, if any, as it may deem desirable. In no event, however, shall the Depositary be obligated to make such a filing.

If at any time the Depositary shall determine that in its judgment the conversion of any non-U.S. currency and the transfer and distribution of proceeds of such conversion received by the Depositary is not practicable or lawful, or if any approval or license of any governmental authority or agency thereof that is required for such conversion, transfer and distribution is denied or, in the opinion of the Depositary, not obtainable at a reasonable cost or within a reasonable period, the Depositary may, in its discretion, (i) make such conversion and distribution in U.S. dollars to the Holders for whom such conversion, transfer and distribution is lawful and practicable, (ii) distribute the non-U.S. dollars (or an appropriate document evidencing the right to receive such non-U.S. dollars) to registered holders for whom this is lawful and practicable, or (iii) hold (or cause the Custodian to hold) such non-U.S. dollars (without liability for interest thereon) for the respective accounts of the registered holders entitled to receive the same.

To facilitate the administration of various depositary receipt transactions, including disbursement of dividends or other cash distributions and other corporate actions, the Depositary may engage the foreign exchange desk within JPMorgan Chase Bank, N.A. (the “Bank”) and/or its affiliates in order to enter into spot foreign exchange transactions to convert Foreign Currency into U.S. dollars (“FX Transactions”). For certain currencies, FX Transactions are entered into with the Bank or an affiliate, as the case may be, acting in a principal capacity. For other currencies, FX Transactions are routed directly to and managed by an unaffiliated local custodian (or other third-party local liquidity provider), and neither the Bank nor any of its affiliates is a party to such FX Transactions.

The foreign exchange rate applied to an FX Transaction will be either (i) a published benchmark rate, or (ii) a rate determined by a third-party local liquidity provider, in each case plus or minus a spread, as applicable. The Depositary will disclose which foreign exchange rate and spread, if any, apply to such currency. Such applicable foreign exchange rate and spread may (and neither the Depositary, the Bank nor any of their affiliates is under any obligation to ensure that such rate does not) differ from rates and spreads at which comparable transactions are entered into with other customers or the range of foreign exchange rates and spreads at which the Bank or any of its affiliates enters into foreign exchange transactions in the relevant currency pair on the date of the FX Transaction. Additionally, the timing of execution of an FX Transaction varies according to local market dynamics, which may include regulatory requirements, market hours and liquidity in the foreign exchange market or other factors. Furthermore, the Bank and its affiliates may manage the associated risks of their position in the market in a manner they deem appropriate without regard to the impact of such activities on Sony Group Corporation, the Depositary, registered holders or beneficial owners. The spread applied does not reflect any gains or losses that may be earned or incurred by the Bank and its affiliates as a result of risk management or other hedging related activity.

Notwithstanding the foregoing, to the extent Sony Group Corporation provides U.S. dollars to the Depositary, neither the Bank nor any of its affiliates will execute an FX Transaction as set forth herein. In such case, the Depositary will distribute the U.S. dollars received from Sony Group Corporation.

Governing law

The Deposit Agreement and the ADRs will be interpreted in accordance with the laws of the State of New York. The rights of holders of Shares (including Shares represented by ADSs) are governed by the laws of Japan.

Ownership restrictions

Sony Group Corporation may restrict, in such manner as it deems appropriate, transfers of ADSs where such transfer might result in the total number of Shares represented by ADSs owned by a single ADS holder exceeding any limits imposed by applicable law or Sony Group Corporation’s Articles of Incorporation. Sony Group Corporation may also, in its sole discretion but subject to applicable law, instruct the Depositary to take certain actions with respect to the ownership interest of any ADS holder in excess of these limits.

The Financial Instruments and Exchange Act of Japan, and other applicable Japanese law, require any ADS holder who becomes, or ceases to be, directly or indirectly, the beneficial owner of more than 5% of all outstanding Shares (whether such interest is held in whole or only in part through ADRs) to, within five business days following such event, send written notice to the Depositary at its Transfer Office and to Sony Group Corporation at its principal office in Japan currently at 7-1, Konan 1-chome, Minato-ku, Tokyo 108-0075, Japan, Attention: Investor Relations Department. For more details on the information that must be included in the notice, please refer to the Deposit Agreement. A similar notice must also be filed in respect of any subsequent change of 1% or more in any such holding, or any change in material matters set out in notices previously filed. In addition, the Foreign Exchange and Foreign Trade Act of Japan and its related cabinet orders and ministerial ordinances govern certain aspects relating to the holding of ADSs and the exercise of voting rights by an ADS holder who falls into the definition of “foreign investor” that constitute an “inward direct investment”, as described in more detail in “Item 10D. Exchange Controls” of Sony Group Corporation’s annual report on Form 20-F for the fiscal year ended March 31, 2025.

An ADS holder shall, if so requested in writing by Sony Group Corporation, provide such information with respect to the beneficial ownership of Shares as is requested.

If Sony Group Corporation notifies the Depositary in writing that a particular ADS holder has not complied with the requirements above, at Sony Group Corporation’s written request the Depositary will instruct the ADS holder to surrender its ADSs for cancellation so as to permit Sony Group Corporation to deal directly with the ADS holder as a shareholder of Sony Group Corporation.